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                                                                      Exhibit 99

                            CROWE CHIZEK LETTERHEAD

Board of Directors and Shareholders
First-Knox Banc Corp.
Mount Vernon, Ohio


We have audited the consolidated balance sheet of First-Knox Banc Corp. as of December 31, 1996, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the two years in the period ended December 31, 1996. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First-Knox Banc Corp. as of December 31, 1996, and the results of its operations and cash flows for each of the two years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.


                                       /S/ CROWE, CHIZEK AND COMPANY LLP

                                       Crowe, Chizek and Company LLP

Columbus, Ohio
January 22, 1997